For Immediate Release

Media:	Investors:
Steve Leon Technopolis® Communications Inc. 512-288-0950 sl@technopolis.com	David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com

Smart Online Private-Labels Small-Biz Web Services to BusinessWeek Online

Gives Readers New Tools For Starting, Running and Growing Their Businesses

NEW YORK and RESEARCH TRIANGLE PARK, N.C., May 2, 2005 — Smart Online Inc. (OTCBB: SOLN) today announced it is partnering with BusinessWeek Online to offer its suite of web-based services for small business owners using the BusinessWeek site. These services will complement and further enhance the depth of small business news, advice and resources available to users of BusinessWeek Online’s SmallBiz Channel.

Visitors to BusinessWeek Online’s SmallBiz Channel at www.businessweek.com/smallbiz can now access Smart Online’s tools, guides and solutions at BusinessWeek Online’s SmallBiz Resource Center. Entrepreneurs, owners and managers of startups and small companies will benefit from convenient online access to an extensive range of services designed to help them start, manage and grow their businesses. Smart Online offers free and a la carte resources in areas including business plan development, incorporation and financing for startups, to human resource management, sales and marketing for growing companies.

BusinessWeek Online users also qualify for a free, 30-day trial to Smart Online’s OneBiz Conductor—a service which allows them full access to all of Smart Online’s small business applications. After the trial period, users can subscribe to OneBiz Conductor for the low monthly rate of $29.95.

Users may access Smart Online’s web-native and OneBiz Conductor applications by visiting the SmallBiz Resource Center on BusinessWeek Online’s SmallBiz channel at www.businessweek.com/smallbiz. The Resource Center includes how-to articles and interactive tools that enable users to do everything they need to start and grow their business, from formulating a business plan and raising capital to boosting sales and managing employees.

“We are tapping Smart Online to give innovative businesses the information and tools they need to make smarter decisions about business, finance, their lives and careers,” said Peggy White, vice president and general manager, BusinessWeek Online.

“This deal illustrates the promise of utility computing,” said Michael Nouri, president and chief executive officer of Smart Online. “Without having to reinvent the wheel, BusinessWeek Online is able to put the business critical applications, content and expert advice of Smart Online within easy reach of millions of the sharpest minds in the corporate, government and academic worlds.”

About Smart Online

Smart Online Inc., www.smartonline.com, is one of the pioneers of Web-native applications and is the first vendor to offer a private label syndicated online business platform that enables Web delivery of critical applications and services for small-to-medium businesses. Smart Online led the industry by converting its business applications to Software-as-Service (SaS) Web delivery in 1999. Today, the company markets Web-based applications to customers via Smart Online’s Web site and by private labeling its syndicated software services for use on large corporate Web sites in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites the “Software-as-Service” applications from Smart Online in order to assist their existing business customers and new customers who want to run their business more efficiently but don’t want to commit the upfront capital for software and IT resources – a network that already includes, among others, JPMorgan Chase, Union Bank of California and Bank One.

About BusinessWeek

BusinessWeek’s award-winning Web site www.BusinessWeek.com provides users with daily perspective, unique insights, breaking news, and in-depth analysis of the latest trends in the business world. With continuous coverage of today’s business issues, BusinessWeek Online is a leading full-service Web site for senior-level executives. At BusinessWeek Online, users find eight channels replete with trusted information and resources to help manage their personal and professional lives. From small business to global business, personal investing to corporate strategies, BusinessWeek Online provides insight and perspective on all topics relevant to today’s business professionals. In addition to unparalleled journalism, the site also offers interactive tools, reports, data, forums, and newsletters.

For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the website of the Securities and Exchange Commission. All information in this press release is as of May 2, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

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